Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of DCP Midstream, LP (“DCP”) of our report dated February 16, 2022, relating to the financial statements of Gulf Coast Express Pipeline LLC appearing in DCP’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

Houston, Texas

April 21, 2022